Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Paul Carousso

(914) 595-8218

VISANT CORPORATION ANNOUNCES 2010 SECOND QUARTER RESULTS

ARMONK, NY, August 11, 2010—VISANT CORPORATION today announced its results for the second fiscal quarter ended July 3, 2010, including consolidated net sales of $499.1 million, compared to consolidated net sales of $498.8 million for the comparable period in 2009. In addition, the company reported consolidated net income of $92.2 million for the second fiscal quarter of 2010, compared to consolidated net income of $84.5 million for the comparable period in 2009, an increase of 9%. Visant also reported consolidated earnings before net interest expense, provision for income taxes and depreciation and amortization expense (EBITDA) for the second fiscal quarter of 2010 of $186.4 million, compared to $176.7 million for the comparable period in 2009, an increase of 6%. Visant’s consolidated Adjusted EBITDA (defined in the accompanying summary of financial data) was $198.8 million for the second fiscal quarter of 2010, compared to consolidated Adjusted EBITDA of $189.6 million for the comparable period in 2009, an increase of 5%.

For the first six months of fiscal year 2010, consolidated net sales were $765.1 million, compared to $764.4 million for the first six months of fiscal year 2009. Consolidated net income increased by 10% during the first six months of fiscal year 2010 to $97.6 million compared to net income of $88.6 million for the comparable period in fiscal year 2009. Consolidated EBITDA for the first six months of fiscal year 2010 totaled $234.4 million, an increase of 5%, compared to $223.6 million for the comparable period in 2009. Consolidated Adjusted EBITDA totaled $250.9 million for the first six months of fiscal year 2010, an increase of 5%, compared to Adjusted EBITDA of $239.8 million for the comparable period in fiscal year 2009.

Net sales of the Scholastic segment increased $4.1 million, or 3%, to $131.7 million for the second fiscal quarter of 2010 from $127.6 million for the second fiscal quarter of 2009. The increase was primarily attributable to higher prices and volume in our jewelry products and the incremental impact from acquisitions completed during 2009 and 2010. The increase was offset somewhat by lower volume in our other scholastic products.

Net sales of the Memory Book segment decreased $6.3 million, or 2%, to $276.9 million for the second fiscal quarter of 2010 compared to $283.2 million for the second fiscal quarter of 2009, primarily due to lower volume of memory books.

Net sales of the Marketing and Publishing Services segment increased $2.5 million, or 3%, to $90.5 million for the second fiscal quarter of 2010 from $88.0 million for the second fiscal quarter of 2009. This increase was primarily attributable to higher volume in our sampling operations offset somewhat by lower volume in our direct marketing operations.

Adjusted EBITDA for the Scholastic segment increased $1.2 million, or 4%, to $30.8 million for the second fiscal quarter of 2010 from $29.6 million for the second fiscal quarter of 2009. The increase was primarily due to higher prices in our jewelry and other scholastic products offset somewhat by higher precious metal costs year over year.

Adjusted EBITDA for the Memory Book segment increased $4.0 million, or 3%, to $144.9 million for the second fiscal quarter of 2010 compared to $140.9 million for the prior year comparative period. The increase in Adjusted EBITDA was primarily due to the impact of cost efficiencies.

Adjusted EBITDA for the Marketing and Publishing Services segment increased $4.0 million, or 21%, to $23.1 million during the second fiscal quarter of 2010 from $19.1 million in the second fiscal quarter of 2009. This increase was primarily attributable to higher volume in our sampling operations, synergies from facility consolidations and other operational cost reductions.

Net sales of our Scholastic segment for the six months ended July 3, 2010 increased by $7.6 million, or 3%, to $289.4 million compared to $281.8 million for the six months ended July 4, 2009. The increase was primarily attributable to higher prices in our jewelry and other scholastic products as well as the incremental impact from acquisitions completed during 2009 and 2010. The increase was offset somewhat by lower volume in our other scholastic products.

Net sales for the Memory Book segment were $283.7 million for the six-month period ended July 3, 2010 compared to $291.8 million for the six-month period ended July 4, 2009, a decrease of 3%. The decrease was primarily attributable to lower volume of memory books.

Net sales of the Marketing and Publishing Services segment increased slightly to $192.0 million for the first fiscal six months of 2010 compared to $191.1 million during the first fiscal six months of 2009. This increase was primarily attributable to higher volume in our sampling operations offset by lower volume in our publishing services and direct marketing operations.

For the six months ended July 3, 2010, the Scholastic segment reported Adjusted EBITDA of $62.5 million, compared to $62.6 million for the prior year comparative period. This slight decrease was primarily due to higher precious metal costs year over year offset somewhat by higher prices in our jewelry and other scholastic products.

Our Memory Book segment reported Adjusted EBITDA of $139.3 million for the six months ended July 3, 2010, an increase of $3.9 million, or 3%, compared to $135.4 million for the six months ended July 4, 2009. The increase was primarily due to the impact of cost efficiencies.

The Marketing and Publishing Services segment reported Adjusted EBITDA of $49.2 million for the six months ended July 3, 2010, an increase of $7.5 million, or 18%, compared to $41.7 million for the six months of 2009. This increase was primarily due to higher volume in our sampling operations and the impact of cost reduction initiatives, offset somewhat by lower volumes in our direct marketing operations.

As of July 3, 2010, Visant’s consolidated debt, comprised of the outstanding indebtedness under its senior credit facilities and its senior subordinated notes, was $832.8 million, including $16.3 million of equipment financing and capital lease obligations. Visant’s cash position at July 3, 2010 totaled $15.2 million. Visant’s parent, Visant Holding Corp., had outstanding senior discount notes of $247.2 million, senior notes of $350.0 million and incremental cash of $0.2 million as of July 3, 2010.

Visant has provided a reconciliation of net income to EBITDA and Adjusted EBITDA in the accompanying summary of financial data. Adjusted EBITDA for the 2009 fiscal year has been adjusted to exclude non-recurring costs incurred in connection with certain legal proceedings ongoing during such period.

Supplemental data has also been provided for Visant’s three segments: Scholastic, Memory Book and Marketing and Publishing Services.

CONFERENCE CALL

The company’s regular quarterly conference call concerning the second quarter results will be webcast live today at 10:00 a.m. Eastern Daylight Time on the Investor Information section of Visant’s website at www.visant.net.

ABOUT OUR COMPANY

Visant Corporation is a leading marketing and publishing services enterprise servicing the school affinity, direct marketing, fragrance and cosmetics, and educational and trade publishing segments.

The company has three reportable segments:

Scholastic—provides services in conjunction with the marketing, sale and production of class rings and an array of graduation products and other scholastic affinity products to students and administrators primarily in high schools, colleges and other post-secondary institutions.

Memory Book—provides services in conjunction with the publication, marketing, sale and production of school yearbooks, memory books and related products that help people tell their stories and chronicle important events.

Marketing and Publishing Services—provides services in conjunction with the development, marketing, sale and production of multi-sensory and interactive advertising sampling systems, primarily for the fragrance, cosmetics and personal care segments, and provides innovative products and related services to the direct marketing sector. The group also produces book components primarily for the educational and trade publishing segments.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This release may contain “forward-looking statements.” Forward-looking statements are based on our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may”, “might”, “will”, “should”, “estimate”, “project”, “plan”, “anticipate”, “expect”, “intend”, “outlook”, “continue”, “believe”, or the negative thereof or other similar expressions that are intended to identify forward-looking statements and information. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the company or industry results to differ materially from historical results, any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements are based on estimates and assumptions by our management that, although we believe are reasonable, are inherently uncertain and subject to a number of risks and uncertainties, and you should not place undue reliance on them. Such risks and uncertainties include, but are not limited to, the following: our substantial indebtedness and our ability to service the indebtedness; our inability to implement our business strategy in a timely and effective manner; global market and economic conditions; levels of customers’ advertising and marketing spending, including as may be impacted by economic factors and general market conditions; competition from other companies; fluctuations in raw material prices; our reliance on a limited number of suppliers; the seasonality of our businesses; the loss of significant customers or customer relationships; Jostens’ reliance on independent sales representatives; our reliance on numerous complex information systems; the amount of capital expenditures required at our businesses; developments in technology and related changes in customer behavior; the reliance of our businesses on limited production facilities; actions taken by the U.S. postal service and changes in postal regulation and their effect on our marketing services business, including as such changes may impact competition for our sampling systems; labor disturbances; environmental regulations; adverse outcome of pending or threatened litigation; the enforcement of intellectual property rights; the impact of changes in applicable law and regulations; the textbook adoption cycle and levels of government funding for education spending; and control by our stockholders. These factors could cause actual results to differ materially from historical results or those anticipated or predicted by the forward-looking statements. We caution that the foregoing list of important factors is not exclusive. Readers are strongly encouraged to read the full cautionary statements contained in our filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made and we undertake no obligation to update publicly or revise any of them in light of new information, future events or otherwise, except as required by law.

The following information contains financial measures other than in accordance with generally accepted accounting principles and should not be considered in isolation from or as a substitute for the company’s historical consolidated financial statements. The company presents this information because management uses it to monitor and evaluate the company’s ongoing operating results and trends, and the covenants in its debt agreements are tied to these measures. The company believes this information provides investors with an understanding of the company’s operating performance over comparative periods.

VISANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

In thousands	Three months ended		Six months ended
	July 3, 2010	July 4, 2009	July 3, 2010	July 4, 2009
Net sales	$499,073	$498,829	$765,102	$764,372
Cost of products sold	201,708	206,492	330,519	334,271

Gross profit	297,365	292,337	434,583	430,101
Selling and administrative expenses	135,064	130,496	248,939	245,054
Loss (gain) on disposal of fixed assets	577	(181)	506	(230)
Special charges (1)	922	10,932	2,388	12,421

Operating income	160,802	151,090	182,750	172,856
Interest expense, net	13,782	14,410	27,303	28,556

Income before income taxes	147,020	136,680	155,447	144,300
Provision for income taxes	54,788	52,230	57,812	55,726

Net income	$92,232	$84,450	$97,635	$88,574

Adjusted EBITDA (2)	$198,827	$189,634	$250,941	$239,758

Adjusted EBITDA Reconciliation:
In thousands
Net income	$92,232	$84,450	$97,635	$88,574
Interest expense, net	13,782	14,410	27,303	28,556
Provision for income taxes	54,788	52,230	57,812	55,726
Depreciation and amortization expense	25,592	25,561	51,656	50,755

EBITDA	186,394	176,651	234,406	223,611
Special charges (1)	922	10,932	2,388	12,421
Costs of legal proceedings and associated resolution (3)	8,280	725	9,026	1,113
Loss (gain) on disposal of fixed assets	577	(181)	506	(230)
Other (4)	2,654	1,507	4,615	2,843

Adjusted EBITDA (2)	$198,827	$189,634	$250,941	$239,758

(1)	Special charges for the second fiscal quarter ended July 3, 2010 included $0.4 million and $0.2 million of severance and related benefits for headcount reductions related to cost reduction initiatives in the Memory Book and Scholastic segments, respectively. Also included in special charges for the second fiscal quarter ended July 3, 2010 were $0.3 million of costs associated with reductions in force in our Marketing and Publishing Services segment.

Special charges for the six months ended July 3, 2010 included $1.0 million and $0.5 million related to cost reduction initiatives in our Scholastic and Memory Book segments, respectively. Also included was $0.8 million of cost reduction initiatives and facility consolidation costs in the Marketing and Publishing Services segment. Included in these costs were approximately $0.1 million of non-cash asset impairment charges.

Special charges for the second fiscal quarter ended July 4, 2009 included $6.4 million of costs in the Memory Book segment primarily related to the closure of Jostens’ Winston-Salem, North Carolina facility. These charges included approximately $3.8 million of severance and related benefits for associated headcount reductions with respect to the Winston-Salem facility closure and certain other reductions in force and $2.5 million of non-cash facility-related asset impairment charges related to facility consolidation activity. The Scholastic segment reported $0.5 million of non-cash asset impairment charges related to the closure of Jostens’ Attleboro, Massachusetts facility. Also included in special charges for the second fiscal quarter ended July 4, 2009 were $4.0 million of facility consolidation costs and costs associated with reductions in force in our Marketing and Publishing Services segment. These costs included $2.4 million of severance and related benefits for associated headcount reductions related to facility consolidation and reductions in force, $1.4 million of non-cash asset impairment charges related to facility consolidation activity and $0.2 million of other facility consolidation costs.

Special charges for the six months ended July 4, 2009 included $6.7 million in the Memory Book segment primarily related to cost reduction initiatives and the closure of Jostens’ Winston-Salem, North Carolina facility. These charges included approximately $4.1 million of severance and related benefits for associated headcount reductions with respect to the Winston-Salem facility closure and certain other reductions in force and $2.5 million of non-cash facility related asset impairment charges related to facility consolidation activity. The Scholastic segment reported $0.7 million of cost reduction initiatives and $0.5 million of non-cash asset impairment charges related to the closure of Jostens’ Attleboro, Massachusetts facility. Additionally, the Marketing and Publishing Services segment reported $4.5 million of costs related to facility consolidation activity and other reductions in force which included $2.9 million of severance and related benefits for associated headcount reductions, $1.4 million of non-cash costs related to asset impairment charges and $0.2 million of other facility consolidation costs.

(2)	Adjusted EBITDA is defined as net income plus net interest expense, income taxes, depreciation and amortization, excluding certain non-recurring items. Adjusted EBITDA excludes certain items that are also excluded for purposes of calculating required covenant ratios and compliance under the indentures governing our and our parent’s outstanding notes and our senior secured credit facilities. As such, Adjusted EBITDA is a material component of these covenants. Non-compliance with the financial ratio maintenance covenants contained in our senior secured credit facilities could result in the requirement to immediately repay all amounts outstanding under such facilities, while non-compliance with the debt incurrence ratios contained in the indentures governing our and our parent’s notes would prohibit Visant Corporation and its restricted subsidiaries from being able to incur additional indebtedness other than pursuant to specified exceptions. Adjusted EBITDA is not a presentation made in accordance with generally accepted accounting principles in the United States of America (GAAP), is not a measure of financial condition or profitability and should not be considered as an alternative to (a) net income (loss) determined in accordance with GAAP or (b) operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

(3)	Reflects non-recurring costs incurred in connection with the company’s defense and prosecution of previously disclosed legal proceedings with each of U.S. Customs and Border Protection and Herff Jones and related parties and recent actions taken to resolve such matters.

(4)	Other charges for the quarter ended July 3, 2010 included $0.9 million of management fees, $0.6 million of acquisition-related costs, $0.4 million of costs related to the relocation of certain manufacturing equipment and facility consolidation in connection with the closure of certain facilities and $0.7 million of other costs that are non-recurring in nature.

Other charges for the six months ended July 3, 2010 included $1.7 million of management fees, $0.8 million of acquisition-related costs, $1.4 million of costs related to the relocation of certain manufacturing equipment and facility consolidation in connection with the closure of certain facilities and $0.7 million of other costs that are non-recurring in nature.

Other charges for the quarter ended July 4, 2009 included $0.9 million of management fees, $0.1 million of additional rent in connection with the relocation of certain operating facilities, $0.3 million of consolidation costs in connection with the closure of certain facilities and $0.2 million of other costs that are non-recurring in nature.

Other charges for the six months ended July 4, 2009 included $1.7 million of management fees, $0.7 million of consolidation costs in connection with the closure of certain facilities, $0.3 million of additional rent in connection with the relocation of certain operating facilities, and $0.2 million of other costs that are non-recurring in nature.

VISANT CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DATA (UNAUDITED)

In thousands	Three months ended		$ Change	% Change
	July 3, 2010	July 4, 2009
Net sales
Scholastic	$131,688	$127,595	$4,093	3%
Memory Book	276,900	283,267	(6,367)	(2%)
Marketing and Publishing Services	90,486	87,981	2,505	3%
Inter-segment eliminations	(1)	(14)	13	NM

	$499,073	$498,829	$244	0%

Adjusted EBITDA
Scholastic	$30,834	$29,626	$1,208	4%
Memory Book	144,883	140,909	3,974	3%
Marketing and Publishing Services	23,110	19,099	4,011	21%

	$198,827	$189,634	$9,193	5%

NM = not meaningful

In thousands	Six months ended		$ Change	% Change
	July 3, 2010	July 4, 2009
Net sales
Scholastic	$289,405	$281,754	$7,651	3%
Memory Book	283,688	291,780	(8,092)	(3%)
Marketing and Publishing Services	192,028	191,111	917	0%
Inter-segment eliminations	(19)	(273)	254	NM

	$765,102	$764,372	$730	0%

Adjusted EBITDA
Scholastic	$62,516	$62,555	$(39)	(0%)
Memory Book	139,270	135,461	3,809	3%
Marketing and Publishing Services	49,155	41,742	7,413	18%

	$250,941	$239,758	$11,183	5%

NM = not meaningful